SECURITIES AND EXCHANGE COMMISSION
                           Washington, DC  20549

                               SCHEDULE 13G
                              (Rule 13d-102)

          INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                           PURSUANT TO 13d-2(b)
                           (Amendment No. 1)(1)

                        TelCom Semiconductor, Inc.
                    ----------------------------------
                             (Name of Issuer)

                       Common Stock, $.001 par value
                    ----------------------------------
                      (Title of Class of Securities)

                                 87921P10
                              --------------
                              (CUSIP Number)


                               ------------






------------
      (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remained of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




CUSIP No. 87921P10                    13G                   Page 2 of 15 Pages
------------------                                          ------------------

1   NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Morgan Stanley Venture Investors, L.P.
            13-375194

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [X]

3   SEC USE ONLY

4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware

                                       5   SOLE VOTING POWER

                                           - 0 -

                                       6   SHARED VOTING POWER
 NUMBER OF SHARES BENEFICIALLY
OWNED BY EACH REPORTING PERSON             - 0 -
             WITH:
                                       7   SOLE DISPOSITIVE POWER

                                           - 0 -

                                       8   SHARED DISPOSITIVE POWER

                                           - 0 -

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    - 0 -

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*                                                        [ ]

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    - 0 -

12  TYPE OF REPORTING PERSON*

    PN

                   *SEE INSTRUCTION BEFORE FILLING OUT!


CUSIP No. 87921P10                    13G                   Page 3 of 15 Pages
------------------                                          ------------------

1   NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Morgan Stanley Venture Capital Fund II, L.P.
            13-3751783

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [X]

3   SEC USE ONLY

4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware

                                       5   SOLE VOTING POWER

                                           - 0 -

                                       6   SHARED VOTING POWER
 NUMBER OF SHARES BENEFICIALLY
OWNED BY EACH REPORTING PERSON             - 0 -
             WITH:
                                       7   SOLE DISPOSITIVE POWER

                                           - 0 -

                                       8   SHARED DISPOSITIVE POWER

                                           - 0 -

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    - 0 -

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*                                                        [ ]

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    - 0 -

12  TYPE OF REPORTING PERSON*

    PN

                   *SEE INSTRUCTION BEFORE FILLING OUT!


CUSIP No. 87921P10                    13G                   Page 4 of 15 Pages
------------------                                          ------------------

1   NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Morgan Stanley Venture Capital Fund II, C.V.
            98-0150623

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [X]

3   SEC USE ONLY

4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware

                                       5   SOLE VOTING POWER

                                           - 0 -

                                       6   SHARED VOTING POWER
 NUMBER OF SHARES BENEFICIALLY
OWNED BY EACH REPORTING PERSON             - 0 -
             WITH:
                                       7   SOLE DISPOSITIVE POWER

                                           - 0 -

                                       8   SHARED DISPOSITIVE POWER

                                           - 0 -

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    - 0 -

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*                                                        [ ]

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    - 0 -

12  TYPE OF REPORTING PERSON*

    PN

                   *SEE INSTRUCTION BEFORE FILLING OUT!


CUSIP No. 87921P10                    13G                   Page 5 of 15 Pages
------------------                                          ------------------

1   NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Morgan Stanley Venture Partners II, L.P.
            13-3741217

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

3   SEC USE ONLY

4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware

                                       5   SOLE VOTING POWER

                                           - 0 -

                                       6   SHARED VOTING POWER
 NUMBER OF SHARES BENEFICIALLY
OWNED BY EACH REPORTING PERSON             - 0 -
             WITH:
                                       7   SOLE DISPOSITIVE POWER

                                           - 0 -

                                       8   SHARED DISPOSITIVE POWER

                                           - 0 -

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    - 0 -

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*                                                        [ ]

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    - 0 -

12  TYPE OF REPORTING PERSON*

    PN

                   *SEE INSTRUCTION BEFORE FILLING OUT!


CUSIP No. 87921P10                    13G                   Page 6 of 15 Pages
------------------                                          ------------------

1   NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Morgan Stanley Venture Capital II, Inc.
            13-3693090

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

3   SEC USE ONLY

4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware

                                       5   SOLE VOTING POWER

                                           - 0 -

                                       6   SHARED VOTING POWER
 NUMBER OF SHARES BENEFICIALLY
OWNED BY EACH REPORTING PERSON             551,077
             WITH:
                                       7   SOLE DISPOSITIVE POWER

                                           - 0 -

                                       8   SHARED DISPOSITIVE POWER

                                           551,077

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    551,077

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*                                                        [ ]

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    3.6

12  TYPE OF REPORTING PERSON*

    CO

                   *SEE INSTRUCTION BEFORE FILLING OUT!


CUSIP No. 87921P10                    13G                   Page 7 of 15 Pages
------------------                                          ------------------

1   NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Morgan Stanley, Dean Witter, Discover & Co.
            36-3145972

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

3   SEC USE ONLY

4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware

                                       5   SOLE VOTING POWER

                                           - 0 -

                                       6   SHARED VOTING POWER
 NUMBER OF SHARES BENEFICIALLY
OWNED BY EACH REPORTING PERSON             551,077
             WITH:
                                       7   SOLE DISPOSITIVE POWER

                                           - 0 -

                                       8   SHARED DISPOSITIVE POWER

                                           551,077

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    551,077

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*                                                        [ ]

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    3.6

12  TYPE OF REPORTING PERSON*

    CO

                   *SEE INSTRUCTION BEFORE FILLING OUT!


Item 1(a). Name of Issuer:

           TelCom Semiconductor, Inc. (the "Company")

Item 1(b). Address of Issuer's Principal Executive Offices:

           1300 Terra Bella Avenue
           Mountain View, California 94093

Item 2(a). Name of Person Filing:

           Morgan Stanley Venture Capital Fund II, L.P. (the "Fund")

           Morgan Stanley Venture Investors, L.P. ("Investors")

           Morgan Stanley Venture Capital Fund II, C.V. ("MSVCCV")

           Morgan Stanley Venture Partners II, L.P.  ("Ventures")

           Morgan Stanley Venture Capital II, Inc. ("MSVC")

           Morgan Stanley, Dean Witter, Discover & Co.  ("Morgan Stanley")

Item 2(b). Address of Principal Business Office or, if None, Residence:

           The address of the principal business and principal office of each of the Fund, Investors, MSVCCV, Ventures, MSVC and Morgan Stanley is 1221 Avenue of the Americas, New York, New York 10020.

Item 2(c). Citizenship:

           The citizenship of each of the Fund, Investors, MSVCCV, Ventures, MSVC and Morgan Stanley is Delaware.

Item 2(d). Title of Class of Securities:

           This statement relates to the Company's Common Stock, $.001 par value per share.

Item 2(e). CUSIP Number:

           87921P10

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

           (a)   [ ]   Broker or dealer registered under Section 15 of the
                       Act,

           (b)   [ ]   Bank as defined in Section 3(a)(6) of the Act,

           (c)   [ ]   Insurance Company as defined in Section 3(a)(19) of
                       the Act,

           (d)   [ ]   Investment Company registered under Section 8 of the
                       Investment Company Act,

           (e)   [ ]   Investment Adviser registered under Section 203 of the
                       Investment Advisers Act of 1940,

           (f)   [ ]   Employee Benefit Plan, Pension Plan, Pension Fund
                       which is subject to the provisions of the Employee
                       Retirement Income Security Act of 1974 or Endowment
                       Fund; see 13d-1(b)(1)(ii)(F),

           (g)   [ ]   Parent Holding Company, in accordance Rule
                       13d-1(b)(1)(ii)(G); see Item 7,

           (h)   [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

           Not Applicable

Item 4.    Ownership.  (a) Amount Beneficially Owned:

      Morgan Stanley may be deemed to own beneficially 551,077 shares of Common Stock as of December 31, 1997. MSVC has the right to vote or direct to the vote of or to dispose or to direct the disposition of 551,077 shares of Common Stock. Morgan Stanley, as the sole shareholder of MSVC, controls the actions of MSVC. Accordingly, Morgan Stanley may be deemed to beneficially own 551,077 shares of Common Stock held by MSVC.

      Ventures ceased to own any Common Stock. The Fund, Investors or MSVCCV also ceased to own any Common Stock. Ventures is the sole general partner of the Fund, the general partner of Investors and the investment general partner of MSVCCV, and as such, has the power to vote or direct the vote and to dispose or direct the disposition of all of the Common Stock held by the Fund, Investors and MSVCCV. MSVC, as the managing general partner of Ventures, controls the actions of Ventures. Morgan Stanley, as the sole shareholder of MSVC, controls the actions of MSVC. Thus, Ventures, MSVC, and Morgan Stanley do not beneficially own any shares of Common Stock through the Funds.

           (b)   Percent of Class:(2)

                 Morgan Stanley Venture
                   Capital Fund II, L.P.               0.0%

                 Morgan Stanley Venture
                   Capital Fund II, C.V.               0.0%

                 Morgan Stanley Venture
                   Investors, L.P.                     0.0%

                 Morgan Stanley Venture
                   Partners II, L.P.                   0.0%

                 Morgan Stanley Venture
                   Capital II, Inc.                    3.6%

                 Morgan Stanley, Dean Witter
                   Discover & Co.                      3.6%

------------
(2) Based on the 15,480,180 shares of Common Stock reported to be outstanding in the Company's report on Form 10-Q for the quarter ended September 30, 1997.

           (c)   Number of shares as to which such person has:

==========================================================================================================
                                  (i)                 (ii)                 (iii)                 (iv)
                             Sole power to        Shared power         Sole power to         Shared power
                              vote or to          to vote or to        dispose or to      to dispose or to
                            direct the vote      direct the vote         direct the           direct the
                                                                       disposition of      disposition of
----------------------------------------------------------------------------------------------------------
Morgan Stanley                    - 0 -                - 0 -               - 0 -                - 0 -
Venture Capital
Fund II, C.V.
----------------------------------------------------------------------------------------------------------
Morgan Stanley                    - 0 -                - 0 -               - 0 -                - 0 -
Venture Investors,
L.P.
----------------------------------------------------------------------------------------------------------
Morgan Stanley                    - 0 -                - 0 -               - 0 -                - 0 -
Venture Capital
Fund II, L.P.
----------------------------------------------------------------------------------------------------------
Morgan Stanley                    - 0 -                - 0 -               - 0 -                - 0 -
Venture Partners II,
L.P.
----------------------------------------------------------------------------------------------------------
Morgan Stanley                    - 0 -               551,077              - 0 -               551,077
Venture Capital II,
Inc.
----------------------------------------------------------------------------------------------------------
Morgan Stanley,                   - 0 -               551,077              - 0 -               551,077
Dean Witter,
Discover & Co.
==========================================================================================================

Item 5.    Ownership of Five Percent or Less of a Class

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].

Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

           N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

           N/A

Item 8.    Identification and Classification of Members of the Group.

           See Exhibit 1.

Item 9.    Notice of Dissolution of the Group.

           N/A

Item 10.   Certification.

           N/A

                                 SIGNATURE
                                 ---------

      After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of he undersigned certifies that the information set forth in this statement is true, complete and correct.


Date: February 17, 1998                   MORGAN STANLEY VENTURE CAPITAL FUND
                                          II, C.V.

                                          By: Morgan Stanley Venture Partners
                                          II, L.P., its general partner

                                          By: /s/ Peter R. Vogelsang
                                              -------------------------------
                                               Name: Peter R. Vogelsang
                                               Title: Secretary

                                          MORGAN STANLEY VENTURE INVESTORS,
                                          L.P.

                                          By: Morgan Stanley Venture Partners
                                          II, L.P., its general partner

                                          By: /s/ Peter R. Vogelsang
                                              -------------------------------
                                               Name: Peter R. Vogelsang
                                               Title: Secretary

                                          MORGAN STANLEY VENTURE CAPITAL FUND
                                          II, L.P.

                                          By: Morgan Stanley Venture Partners
                                          II, L.P., its general partner

                                          By: /s/ Peter R. Vogelsang
                                              -------------------------------
                                               Name: Peter R. Vogelsang
                                               Title: Secretary




                                          MORGAN STANLEY VENTURE PARTNERS II,
                                          L.P.

                                          By: Morgan Stanley Venture Partners
                                          II, L.P., its general partner

                                          By: /s/ Peter R. Vogelsang
                                              -------------------------------
                                               Name: Peter R. Vogelsang
                                               Title: Secretary


                                          MORGAN STANLEY VENTURE CAPITAL II,
                                          INC.

                                          By: Morgan Stanley Venture Partners
                                          II, L.P., its general partner

                                          By: /s/ Peter R. Vogelsang
                                              -------------------------------
                                               Name: Peter R. Vogelsang
                                               Title: Secretary

                                          MORGAN STANLEY, DEAN WITTER,
                                          DISCOVER & CO.

                                          By: /s/ Peter R. Vogelsang
                                              -------------------------------
                                               Name: Peter R. Vogelsang
                                               Title: Secretary









Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 10001).